Exhibit 10.24

Second Amendment to

Stericycle, Inc. Employee Stock Purchase Plan

The Stericycle, Inc. Employee Stock Purchase Plan (the “Plan”), as amended and restated on May 16, 2007 and as subsequently amended on May 28, 2008, is amended as follows pursuant to the authority of the Board of Directors of Stericycle, Inc. under Paragraph 7.2 of the Plan:

1.	Amendment of Section 6.13

Section 6.13 of the Plan is amended to read as follows:

6.13 Limitations

Notwithstanding any other provision of this Plan:

(a) No Option shall be granted to any Eligible Employee for a number of shares of Common Stock greater than the number of shares determined by dividing (i) $25,000 by (ii) the Closing Price of a share of Common Stock on the First Day of the Offering (or on the first trading day following the First Day if it is not a trading day), rounding the quotient down to the nearest whole share.

(b) No Option shall be granted to any Eligible Employee that would permit his or her rights to purchase shares of Common Stock under this Plan and all other employee stock purchase plans of the Company or any Subsidiary to accrue at a rate exceeding $25,000 of the fair market value of such shares (determined at the time that the Option is granted) during any calendar year in which the Option is outstanding. Any Option granted under this Plan shall be deemed to be modified to the extent necessary in order to satisfy the requirements of this Paragraph 6.13(a) and Section 423(b)(8) of the Internal Revenue Code.

(c) No Option shall be granted to any Eligible Employee if, immediately after the Option is granted, he or she would own (or would be deemed to own, applying the rules of Section 423(b)(3) of the Internal Revenue Code) stock possessing 5% or more of the voting power or value of all classes of stock of the Company or any Subsidiary.

2.	Effective Date

This Amendment shall be effective as of January 1, 2010.